Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” and to the use of our report dated December 20, 2012 in Post-Effective Amendment No. 146 to the Registration Statement (Form N-1A, No. 33-68666) and related Prospectus and Statement of Additional Information of the Aston Funds.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

February 28, 2013